UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Denny’s Corporation

(Name of Registrant as Specified In Its Charter)

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203 East Main Street

Spartanburg, South Carolina 29319

April 21, 2004

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Denny’s Corporation to be held at 9:00 a.m. on Thursday, May 27, 2004, at The Westin Buckhead Atlanta, 3391 Peachtree Road, N.E., Atlanta Georgia. If you plan to attend, we ask that you please (1) detach, sign and return the self-addressed, postage prepaid Attendance Card, and (2) detach and bring with you to the meeting the Admittance Card. These cards are attached together and enclosed with the form of proxy for the meeting.

The accompanying formal Notice of Meeting and Proxy Statement describe the matters on which action will be taken at the meeting.

Whether or not you attend in person, it is important your shares be represented and voted at the meeting. I urge you to sign, date and return the enclosed proxy, or vote via telephone or the Internet as set forth in the proxy, at your earliest convenience.

On Behalf of the Board of Directors,

Sincerely,

Robert E. Marks Interim Chairman

NOTICE OF MEETING

Spartanburg, SC

April 21, 2004

The Annual Meeting of Stockholders of Denny’s Corporation will be held at The Westin Buckhead Atlanta, 3391 Peachtree Road, N.E., Atlanta, Georgia on Thursday, May 27, 2004 at 9:00 a.m. for the following purposes as described in the accompanying Proxy Statement:

1. To elect seven (7) directors.

2.	To consider and vote upon a proposal to ratify the selection of KPMG LLP as the principal independent auditors of Denny’s Corporation and its subsidiaries for the year ending December 29, 2004.

3. To consider and vote upon a proposal to approve Denny’s 2004 Incentive Program for employees.

4. To transact such other business as may properly come before the meeting.

Only holders of record of Denny’s Corporation common stock at the close of business on April 13, 2004 will be entitled to notice of, and to vote at, this meeting.

Whether or not you plan to attend the meeting, you are urged to promptly complete, sign, date and return the enclosed proxy in the envelope provided (or follow the instructions set forth in the enclosed proxy to vote by telephone or the Internet). Returning your proxy as described above does not deprive you of your right to attend the meeting and to vote your shares in person. However, in order to vote your shares in person at the meeting, you must be a stockholder of record or hold a valid proxy from your broker permitting you to vote at the meeting.

RHONDA J. PARISH Executive Vice President, General Counsel and Secretary

Proxy Statement Table of Contents

i

X.	Other Matters	23
	a) Expenses of Solicitation	23
	b) Discretionary Proxy Voting	24
	c) 2005 Stockholder Proposals	24
	d) Electronic Access to Future Proxy Materials and Annual Reports	24

XI.	Form 10-K	24

ii

PROXY STATEMENT

April 21, 2004

GENERAL

Introduction

The Annual Meeting of Stockholders of Denny’s Corporation, a Delaware corporation, will be held on Thursday, May 27, 2004, at 9:00 a.m. at The Westin Buckhead Atlanta, 3391 Peachtree Road, N.E., Atlanta, Georgia (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement is furnished by Denny’s Corporation to stockholders of Denny’s Corporation in connection with the upcoming Annual Meeting. The information provided herein concerns not only Denny’s Corporation, but also its wholly-owned subsidiary, Denny’s, Inc. (“Denny’s”), since substantially all operations of Denny’s Corporation are currently conducted through Denny’s.

Stockholder Voting

Proxies in the form enclosed will be voted at the Annual Meeting (including adjournments) if properly executed, returned prior to the meeting, and not revoked, or if voted by telephone or the Internet in accordance with the instructions set forth in the enclosed proxy and not revoked. Stockholders who execute proxies may revoke them at any time before they are exercised by delivering a written notice to Rhonda J. Parish, the Executive Vice President, General Counsel and Secretary of Denny’s Corporation, either at the Annual Meeting or prior to the meeting date at the Company’s principal executive offices at 203 East Main Street, Spartanburg, South Carolina 29319, by executing and delivering a later-dated proxy, or by attending the meeting and voting in person. Please note that if you plan to vote at the meeting in person, you must be a stockholder of record or hold a valid proxy from your broker permitting you to vote at the meeting.

Only holders of record of common stock of Denny’s Corporation, par value $.01 per share (the “Common Stock”) as of the close of business on April 13, 2004 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. This Proxy Statement will be mailed to each such stockholder on or about April 27, 2004.

As of the close of business on the Record Date, there were issued and outstanding and entitled to be voted at the Annual Meeting, 41,226,223 shares of Common Stock. At the meeting, holders of Common Stock will have one vote per share and a quorum, a majority of the outstanding shares of Common Stock as of the Record Date, represented in person or by proxy, will be required for the transaction of business by stockholders. A quorum being present, directors will be elected and the other actions proposed in the accompanying Notice of Meeting will become effective by majority vote. Votes withheld from nominees for director, abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached, but will not be counted in determining the number of shares voted “for” any director-nominee or “for” or “against” any proposal.

Proxies in the accompanying form, properly executed and duly returned and not revoked, or if voted by telephone or the Internet in accordance with the instructions set forth in the enclosed proxy and not revoked, will be voted at the Annual Meeting (including adjournments). Where stockholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If no specifications are made, proxies will be voted (i) in favor of the seven (7) nominees to the Board of Directors, (ii) in favor of the selection of KPMG LLP as the principal independent auditors of Denny’s Corporation and its subsidiaries (collectively, the “Company”) for the year ending December 29, 2004, and (iii) in favor of the proposal to approve the Denny’s 2004 Incentive Program for the Company’s employees. If any other matter or business is brought before the Annual Meeting, the proxy holders may vote the proxies at their discretion.

Denny’s 401(k) Plan Participant Voting

Under the Denny’s 401(k) Plans (the “Plans”), shares of Common Stock attributable to certain plan participants who have selected the Denny’s Corporation stock fund investment option under the Plans will be voted by the Plan Trustee in accordance with the employee’s instructions and, absent such instructions, in accordance with the instruction of the Plan Administrator (a Board-appointed committee responsible for the administration of the Plans). It is currently anticipated that the Plan Administrator will vote “For” each director-nominee and each of the other proposals herein.

Equity Security Ownership

Principal Stockholders

The following table sets forth the beneficial ownership of Common Stock by each stockholder known by the Company as of March 31, 2004 to own more than 5% of the outstanding shares. As of March 31, 2004, there were 46,216,889 shares of the Common Stock issued and outstanding.

Name and Address	Amount and Nature of Beneficial Ownership Outstanding Shares(1)		Percentage of Common Stock
Oaktree Capital Management, LLC (“Oaktree”) 333 South Grand Avenue, 28th Floor Los Angeles, CA 90071	4,896,900	(2)	11.9

Mellon HBV Alternative Investment Strategies, LLC (and related entities) (“Mellon HBV”) 200 Park Avenue, Suite 3300 New York, NY 10166-3399	3,959,000		9.6

Trafelet & Company, LLC (and related entities) (“Trafelet”) 900 Third Avenue, 5th Floor New York, NY 10022	3,075,000		7.5

Maurice A. Halperin 17890 Deauville Lane Boca Raton, FL 33496	2,518,902		6.1

Lloyd I. Miller, III (and related entities) 4550 Gordon Drive Naples, FL 34102	2,262,043		5.6

(1)	Shares shown as beneficially owned by Oaktree, Mellon HBV, Trafelet, Mr. Halperin, and Mr. Miller and their related entities are as reported on the latest Schedule 13D or 13G filing by each such stockholder. The filings for Oaktree, Mellon HBV, and Mr. Halperin reflect that each has sole voting and investment power with respect to those shares reported as beneficially owned. The filing for Trafelet reflects that such stockholder has shared voting and investment power with respect to those shares reported as beneficially owned. The shares shown as beneficially owned by Mr. Halperin include 313,523 shares of common stock which Mr. Halperin has the right to acquire through the exercise of warrants to purchase Common Stock. Shares shown as beneficially owned by Mr. Miller reflect that he has sole voting and investment power with respect to 1,238,127 shares and shared voting and investment power with respect to 1,023,916 shares.

(2)

Oaktree is the general partner and/or investment manager of (i) OCM Opportunities Fund II, L.P. (the “Opportunities Fund”), which directly owns and holds 4,798,955 shares of Common Stock and (ii) a third party trust account (the “Account”), which directly owns and holds 97,945 shares of Common Stock. Although Oaktree may be deemed to beneficially own such shares of Common Stock reported herein for purposes of the reporting requirements of the Securities Exchange Act of 1934, Oaktree, a registered investment adviser under the Investment Advisers Act of 1940, disclaims any beneficial ownership of the shares of Common Stock held by the Opportunities Fund and the Account, except to the extent of any pecuniary interest therein.

Management

The following table sets forth, as of March 31, 2004 except as noted, the beneficial ownership of Common Stock by: (i) each current member of the Board of Directors (the “Board”) of Denny’s Corporation (all of whom are current nominees for election to the Board), (ii) each executive officer of the Company included in the Summary Compensation Table on page 16, and (iii) all directors and executive officers of Denny’s Corporation as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name	Amount and Nature of Beneficial Ownership(1)	Percentage of Common Stock
Vera K. Farris	65,853	*
Vada Hill	—	*
Nelson J. Marchioli	2,000,000	4.6
Robert E. Marks	75,853	*
Elizabeth A. Sanders	67,853	*
Donald R. Shepherd	84,853	*
Debra Smithart-Oglesby	—	*
Rhonda J. Parish	358,345	*
Margaret L. Jenkins	46,784	*
Andrew F. Green	288,957	*
Janis S. Emplit	251,337	*

All current directors and executive officers as a group (16 persons)	3,618,368	8.2

*	less than one (1) percent.

(1)	The Common Stock listed as beneficially owned by the following individuals includes shares of Common Stock which such individuals have the right to acquire (within sixty (60) days of March 31, 2004) through the exercise of stock options: (i) Mss. Farris and Sanders and Messrs. Marks and Shepherd (21,000 shares each), (ii) Mr. Marchioli (2,000,000 shares), (iii) Ms. Parish (326,667 shares), (iv) Mr. Green (216,667 shares), (v) Ms. Jenkins (20,000 shares), (vi) Ms. Emplit (226,667 shares), and (vii) all current directors and executive officers as a group (3,174,004 shares).

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2003 with respect to compensation plans of the Company under which equity securities of Denny’s Corporation are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(2)
Equity compensation plans approved by security holders(1)	7,152,569	$1.44	3,635,431

Equity compensation plans not approved by security holders	—	—	—

Total	7,152,569	$1.44	3,635,431

(1)	Includes the Denny’s, Inc. Omnibus Incentive Compensation Plan for Executives (the “Omnibus Plan”), the Advantica Stock Option Plan and the Advantica Restaurant Group Director Stock Option Plan. For a description of these plans, see Note 12 to the Company’s Consolidated Financial Statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

(2)	Includes shares of Common Stock, not to exceed 1,000,000 shares, available for issuance under the Omnibus Plan other than upon the exercise of an option, warrant or right.

ELECTION OF DIRECTORS

Nominees for Election as Directors of Denny’s Corporation

As permitted under Denny’s Corporation Bylaws, the Board has the authority to set the number of directors to constitute the Board of Directors of Denny’s Corporation. The number of directors had previously been set at eight (8) until the death of Charles F. Moran, former chairman and director of Denny’s Corporation, on April 12, 2004, at which time the Board set at seven (7) the number of directors to constitute the Board of Directors of Denny’s Corporation. Accordingly, it is intended that proxies in the accompanying form will be voted at the Annual Meeting for the election of seven (7) nominees to the Board of Denny’s Corporation. These nominees are: Vera K. Farris, Vada Hill, Nelson J. Marchioli, Robert E. Marks, Elizabeth A. Sanders, Donald R. Shepherd and Debra Smithart-Oglesby, each of whom has consented to serve and will serve as a director, if elected, until the 2005 Annual Meeting of Stockholders and until his or her successor shall be elected and shall qualify, except as otherwise provided in Denny’s Corporation’s Restated Certificate of Incorporation and Bylaws, as amended. Each nominee currently serves as a director.

If for any reason any nominee named above is not a candidate when the election occurs, it is intended that proxies in the accompanying form will be voted for the election of the other nominees named above and may be voted for any substitute nominee or, in lieu thereof, the Board may reduce the number of directors in accordance with the Denny’s Corporation Restated Certificate of Incorporation and Bylaws. Holders of Common Stock voting by proxy may withhold votes as to any director-nominee by writing the name of such nominee in the space provided on the proxy card or, if voting by telephone or the Internet, by following the instructions provided in connection therewith.

Business Experience

The name, age, present principal occupation or employment, directorships and the material occupations, positions, offices or employments for at least the past five years, of each current director and director nominee to the Board of Directors of Denny’s Corporation are set forth below. Unless otherwise indicated, each such person has held the occupation listed opposite his or her name for at least the past five years.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Director Since

Vera K. Farris	63	Director of Denny’s Corporation; President Emerita and Distinguished Professor, The Richard Stockton College of New Jersey (1983-June, 2003); Professor, University of Pennsylvania (July, 2003-present); Director of National Utilities Investors, Inc.	1993

Vada Hill	44	Director of Denny’s Corporation; Senior Vice President and Chief Marketing Officer of Federal National Mortgage Association (Fannie Mae) (1999-present); Chief Marketing Officer of Taco Bell Corporation (1997-1999).	2003

Nelson J. Marchioli	54	Chief Executive Officer, President and Director of Denny’s Corporation and Denny’s, Inc. (2001-present); President of El Pollo Loco, Inc. (a subsidiary of the Company until 1999) (1997-2001).	2001

Robert E. Marks	52	Interim Chairman of Denny’s Corporation; President of Marks Ventures, LLC, a private equity investment firm (1994-present); Director of Soluol, Inc., Brandrud Furniture Company and The International Rescue Committee.	1998

Elizabeth A. Sanders	58	Director of Denny’s Corporation; Principal of The Sanders Partnership, a consulting firm (1990-present); Vice President and General Manager of Nordstrom, Inc. (1981-1990); Director of Washington Mutual, Inc., Wal-Mart Stores, Inc., Wellpoint Health Networks, Inc. and Wolverine Worldwide, Inc.	1995

Donald R. Shepherd	67	Director of Denny’s Corporation; Retired; Chairman of Loomis, Sayles & Company, L.P., an investment management firm (1992-1995); Chief Executive Officer and Chief Investment Officer of Loomis Sayles & Company, L.P. (1990-1995). Member of Investment Committee of Scripps Research Institute and various University of Michigan advisory committees.	1998

Debra Smithart-Oglesby	49	Director of Denny’s Corporation; President of O/S Partners, an investment capital and consulting services firm (2000-present); Chief Financial Officer of Dekor, Inc., a home improvement and decorating retail company (2000); President of Corporate Services and Chief Financial Officer of First America Automotive, Inc. (1997-1999). A member of the Editorial Advisory Board of CFO Magazine.	2003

Involvement in Certain Legal Proceedings

On February 14, 2001, FRD Acquisition Co. (“FRD”), a former wholly-owned subsidiary of Advantica Restaurant Group, Inc. (“Advantica”), now Denny’s Corporation, filed a voluntary petition under Chapter 11 of the Bankruptcy Code (the “FRD Chapter 11 Proceeding”) to facilitate the divestiture of its Coco’s and Carrows brands and to preserve their going concern value. Mss. Farris and Sanders and Messrs. Marchioli, Marks, and Shepherd were each directors of FRD and Ms. Parish and Mr. Green served as executive officers of FRD during the FRD Chapter 11 Proceeding, which concluded with Advantica’s divestiture of FRD and the Coco’s and Carrows brands on July 10, 2002. Upon the completion of the divestiture of FRD, Advantica, on July 11, 2002, changed its name to Denny’s Corporation

In 2000, two proceedings were filed in the United States Bankruptcy Court for the Central District of California under Chapter 13 of the Bankruptcy Code naming Margaret L. Jenkins, Denny’s Senior Vice President and Chief Marketing Officer, Marketing and Product Development, as debtor (case 00-35060, filed September 1, 2000, dismissed November 16, 2000; and case 00-43703 filed December 5, 2000, dismissed January 12, 2001). Both cases were dismissed shortly after they were filed, and no debts were discharged or otherwise affected by the proceedings.

Information Regarding Committees of the Boards of Directors

There are three standing committees of the Board of Directors of Denny’s Corporation, the Audit and Finance Committee, the Compensation and Incentives Committee and the Corporate Governance and Nominating Committee. The Audit and Finance Committee currently consists of Messrs. Marks, Shepherd and Ms. Smithart-Oglesby, with Mr. Marks serving as chair. The Compensation and Incentives Committee is comprised of Mss. Farris and Sanders and Messrs. Hill and Shepherd, with Mr. Shepherd serving as chair. Mss. Farris, Sanders and Smithart-Oglesby and Mr. Marks currently make up the Corporate Governance and Nominating Committee, with Ms. Sanders serving as chair.

Set forth below is a summary of the principal functions of each committee.

Audit and Finance Committee. The Audit and Finance Committee (the “Audit Committee”), which held eight (8) meetings in 2003, is responsible for: the appointment of the Company’s outside auditors and monitoring and evaluating such auditors’ independence and performance; at least annually, preapproving all audit and nonaudit services to be provided to the Company by the outside auditors, reviewing the planned scope of the annual audit; reviewing the conclusions of such auditors and reporting the findings and recommendations thereof to the Board; reviewing with the Company’s auditors the adequacy of the Company’s system of internal controls and procedures and the role of management in connection therewith; reviewing and discussing the Company’s annual financial statements with management and the outside auditors and, based on these discussions, recommending that the Board approve the financial statements for publication and filing; reviewing with the outside auditors the Company’s interim financial results to be included in the Company’s quarterly reports to be filed with the Securities and Exchange Commission (the “SEC” or “Commission”) and matters related thereto; reviewing the adequacy of the Audit Committee’s Charter on an annual basis; understanding the Company’s risk profile and overseeing the Company’s risk assessment and management practices; reviewing and discussing with management and the outside auditors the Company’s critical accounting policies and the quality of accounting judgments and estimates made by management; developing and maintaining procedures for the receipt, retention and treatment of complaints received by the Company (including confidential and or anonymous submissions by employees) regarding questionable accounting or audit matters; overseeing the Company’s finance activities including monitoring the Company’s financing needs; preparing annually a report to shareholders to be included in the Company’s proxy statement and performing such other functions and exercising such other powers as the Board from time to time may determine. For a complete description of the Audit Committee’s powers, duties and responsibilities see the charter of the Audit Committee attached to this Proxy Statement as Appendix A.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. Each member of the Audit Committee meets the definition of independence for audit committee members set forth under NASDAQ listing standards. For additional required disclosure regarding the Audit Committee, see the Audit Committee Report for the fiscal year ended December 31, 2003 on page 13 of this Proxy Statement.

Compensation and Incentives Committee. The Compensation and Incentives Committee (the “Compensation Committee”), is responsible for overseeing (and advising the Board on) the compensation of Company officers; reviewing and making recommendations to the Board concerning compensation practices, policies, procedures and retirement benefit plans and programs for the employees of the Company; evaluating the performance of the Chief Executive Officer; and overseeing the activities of plan administrators and trustees and other fiduciaries under the Company’s various employee benefit plans. It is also responsible for administering the Company’s stock option plans and such other incentive compensation plans as may from time to time be adopted by the Company; monitoring and receiving periodic reports from the Company’s human resources and diversity affairs departments regarding the Company’s minority hiring and diversity promotional efforts; reviewing and making recommendations to the Board regarding compensation practices, policies and procedures for members of the Board; and performing such other functions and exercising such other powers as the Board from time to time may determine. In 2003, the Compensation Committee held six (6) meetings.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee (the “Corporate Governance Committee”) is primarily responsible for developing and monitoring for compliance the Company’s Corporate Governance Policy as well as ensuring that it is made available to security holders and potential investors. In connection with this responsibility, the committee is responsible for monitoring and safeguarding the independence of the Board, overseeing and reviewing the Company’s processes for providing information to the Board, overseeing the evaluation of the Board and management and monitoring and overseeing the planning for CEO and senior management succession. Additionally, the Corporate Governance Committee is responsible for recommending nominees to the Board, as well as recommending directors for appointment to committees of the Board and to the chairs of such committees. These responsibilities include establishing criteria for Board and committee membership, considering rotation of committee members, reviewing candidates’ qualifications and any potential conflicts with the Company’s interest, assessing the contributions of current directors in connection with their re-nomination, reviewing and approving related party transactions of directors and making recommendations to the full Board regarding the position of chairman and lead director, when appropriate. The Corporate Governance Committee was formed by the Board on November 20, 2002. It held five (5) meetings in 2003. The Corporate Governance Committee will consider nominees recommended by stockholders. For more information regarding the process for shareholders to submit recommendations of Board nominees to the Corporate Governance Committee for consideration, please see “–Director Nominations” on page 8. For further information and a description of the Company’s Corporate Governance Policy, see “Corporate Governance.”

Lead Director, Board Meeting Information.

In addition to the above-mentioned committee assignments, the Board began in January 1999 appointing, from among its members, a Lead Director. The Lead Director role was designed generally to include regularly meeting by telephone with the Chief Executive Officer to discuss the financial and operational status of the Company and staying abreast of Company issues in a more in-depth manner than required of other Board members. Ms. Sanders served as Lead Director for years 1999 and 2000 and Mr. Marks served as Lead Director during 2001. In 2002, with the appointment of Charles F. Moran, an independent director, as the Company’s Chairman of the Board of Directors, the Board determined that there would not be a need to designate a Lead Director, so long as the Chairman of the Board was an independent director.

During 2003, there were nine (9) meetings of the Board of Directors of Denny’s Corporation. Each director of Denny’s Corporation attended at least 75% of the meetings of the Board (and, as applicable committees thereof) during 2003.

Compensation of Directors

Each director of Denny’s Corporation, other than Mr. Marchioli, receives cash compensation as follows: (i) a $30,000 annual cash retainer (paid in $7,500 installments on a quarterly basis), (ii) an annual restricted stock retainer (the size of such award determined annually by the Compensation Committee although to date in 2004 no such retainer has been awarded) with a requirement that the restricted stock be held until the director resigns or retires from the Board (historically the size of award has been based upon a value of $10,000 as of the date of grant), and (iii) a stock option grant, typically every three (3) years. Such options typically have a term of 10 years, become exercisable at a rate of 33 1/3% per annum for three consecutive years beginning on the first anniversary of the date of grant and have an exercise price equal to the fair market value of the Common Stock on the date of grant. The Interim Chairman of the Board will receive $100,000 on an annual basis for his service as Interim Chairman of the Board and Chair of the Audit Committee. The Chair of the Corporate Governance Committee and the Compensation Committee each receive additional compensation annually of $15,000 for their service as the committee chair. Also, each member of the Board is paid for attendance at or participation in any unscheduled, unplanned specially called meeting (i.e., any meeting called in addition to the dates, typically five, set for the year, for scheduled Board and committee meetings); $1,000 if in person and $500 if telephonic.

Audit Committee Financial Experts

The Board has determined that at least two Board members currently serving on the Audit Committee of Denny’s Corporation, Robert E. Marks and Debra Smithart-Oglesby, are Audit Committee Financial Experts, as that term is defined by the SEC, based upon their respective business experience and educational backgrounds which includes Mr. Marks’ experience analyzing and evaluating financial statements (of the same or greater complexity as the Company’s) as a part of his over 20 years of work experience in the field of private equity investments, in more than 15 different industries.

Director Nominations

The Corporate Governance Committee has a written charter which is available on Denny’s website at www.dennys.com. All members of this committee are deemed independent within the meaning of the listing standards.

The Corporate Governance Committee will consider director-nominees recommended by shareholders. A shareholder who wishes to recommend to the committee a person or persons for consideration as a nominee for election to the Board of Directors must send a written notice to the committee by mail addressed to the attention of the Secretary of Denny’s Corporation at the corporate offices in Spartanburg, South Carolina. The written notice must set forth (i) the name of each person whom the shareholder recommends be considered as a nominee, (ii) a business address and telephone number for each nominee (e-mail address is optional), and (iii) biographical information regarding each nominee, including the person’s employment and other relevant experience. To be considered by the committee, a shareholder recommendation must be received no later than the 120th calendar day before the first anniversary date of Denny’s Corporation’s proxy statement prepared in connection with the previous year’s annual meeting.

The Corporate Governance Committee believes that a nominee recommended for a position on the Board must meet the following minimum qualifications:

–	he or she must be 21 years of age;
–	he or she must have experience in a position with a high degree of responsibility in a business or other organization;
–	he or she must be able to read and understand basic financial statements;
–	he or she must possess integrity and have high moral character;
–	he or she must be willing to apply sound, independent business judgment;
–	he or she must have sufficient time to devote to being a member of the Denny’s Corporation Board; and
–	he or she must be fluent in the English language.

Annually, the Corporate Governance Committee of the Board of Directors of Denny’s Corporation will identify the areas of expertise or skill needed on the Board for the upcoming Board term. The Committee will identify potential nominees for director from (1) the slate of current directors, (2) referrals from professional search firms, typically in those instances when the committee identifies a needed skill or expertise not possessed by the current slate of directors, and (3) recommendations from shareholders.

The committee will evaluate a potential nominee by considering whether the potential nominee meets the minimum qualifications identified by the committee, as well as considering the following factors:

–	whether the potential nominee has leadership, strategic, or policy setting experience in a complex organization, including any scientific, governmental, educational, or other non-profit organization;
–	whether the potential nominee has experience and expertise that is relevant to Denny’s business including any specialized business experience, technical expertise, or other specialized skills, and whether the potential nominee has knowledge regarding issues affecting Denny’s;
–	whether the potential nominee is highly accomplished in his or her respective field;
–	whether the potential nominee has high ethical character and a reputation for honesty, integrity, and sound business judgment;
–	whether the potential nominee is independent, as defined by listing standards, whether he or she is free of any conflict of interest or the appearance of any conflict of interest, and whether he or she is willing and able to represent the interests of all Denny’s Corporation shareholders; and
–	any factor affecting the ability or willingness of the potential nominee to devote sufficient time to the Board’s activities and to enhance his or her understanding of Denny’s business.

Additionally, with respect to an incumbent director whom the committee is considering as a potential nominee for re-election, the committee will review and consider the incumbent director’s service to Denny’s Corporation during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company. The manner in which the committee evaluates a potential nominee will not differ based on whether the potential nominee is recommended by a Denny’s Corporation shareholder.

The Company did not pay any fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees for director at the 2004 Annual Meeting of Shareholders. The independent directors did not receive, by December 25, 2003 (the 120th calendar day before the first anniversary of the date of Denny’s Corporation 2003 proxy statement), any recommended nominee from a shareholder who beneficially owns more than 5% of Common Stock or from a group of shareholders who beneficially own, in the aggregate, more than 5% of the Common Stock.

Communications Between Security Holders and Board of Directors

The process for security holders of Denny’s Corporation to send communications to the Board is as follows. Security holders may send written communications to the Board or any one or more of the individual members of the Board by directing such communication to the Secretary of Denny’s Corporation by mail in the care of the Secretary, at our principal executive offices, or by e-mail to rparish@dennys.com. All written communications will be compiled by the Secretary and promptly submitted to the individual directors being addressed or to the Chair of the committee whose areas of responsibility includes the specific topic addressed by such communication, or in all other cases, to the Chairman of the Board.

Board Member Attendance at Annual Meetings

It is the policy of Denny’s Corporation that all of the members of the Board and all nominees for election to the Board at the Annual Meeting attend the Annual Meeting except in cases of extraordinary circumstances. All directors (with the exception of Ms. Farris who was recovering from recent surgery) attended the 2003 Annual Meeting of Stockholders.

SELECTION OF INDEPENDENT PUBLIC AUDITORS

As a result of the adoption of the Sarbanes-Oxley Act of 2002, and related regulations adopted and proposed by the SEC, and by each national securities exchange and securities association, audit committees of public companies are now formally charged with the responsibility for the appointment, compensation, retention and oversight of the Company’s independent auditors. The Audit Committee takes this responsibility very seriously and consequently undertook last year, with the assistance of senior management, the process of evaluating and interviewing a limited number of national accounting firms, including the independent auditors for the 2002 fiscal year, Deloitte & Touche LLP (“Deloitte & Touche”). As a result of this process, the Audit Committee selected the firm of KPMG LLP (“KPMG”) as the principal independent public auditors of the Company for the year 2003. This selection was subsequently ratified and approved by the stockholders at the 2003 Annual Meeting.

For the year 2004, the Audit Committee has selected KPMG as the principal independent public auditors of the Company. This selection is submitted for ratification of and approval by the stockholders at this Annual Meeting. Representatives of KPMG will attend the Annual Meeting. They will have an opportunity to make a statement, if they so desire, and to respond to appropriate questions. If the stockholders do not ratify this selection, other certified public accountants will be considered by the Audit Committee. Deloitte & Touche, the Company’s principal independent public auditors for the year 2002, are not expected to be in attendance at the Annual Meeting.

Changes in Certifying Accountant

On April 22, 2003, Denny’s Corporation notified Deloitte & Touche that it would not be retained by the Company to perform the audit of the financial statements of the Company for the fiscal year ending December 31, 2003. Deloitte & Touche had served as the Company’s principal independent accountants since 1986. The decision not to retain Deloitte & Touche was made by the Audit Committee of the Board of Directors of the Company and, upon recommendation by that committee, was approved by the full Board of Directors.

In connection with the audits of the financial statements of the Company for the fiscal years ended December 25, 2002 and December 26, 2001, the Company had no disagreement with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Deloitte & Touche, would have caused them to make reference to such disagreement in their reports for such periods.

The audit reports of Deloitte & Touche on the financial statements of the Company for the fiscal years ended December 25, 2002 and December 26, 2001 contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except for an explanatory paragraph relating to the change in method of accounting for intangible assets in 2002 to conform to Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets”, as described in Note 3 to the consolidated financial statements. Deloitte & Touche was provided a copy of the above disclosures and was requested to furnish us with a letter addressed to the Commission stating whether it agrees with the above statements and, if not, stating the respects in which it does not agree. A letter from Deloitte & Touche is attached as Exhibit 16 to the Company’s Current Report on Form 8-K filed with the Commission as of April 23, 2003.

On April 22, 2003, the Company engaged the accounting firm of KPMG as independent accountants to audit the Company’s financial statements for the fiscal year ending December 31, 2003. The decision to engage KPMG was made by the Audit Committee of the Board of Directors of Denny’s Corporation, and, upon recommendation by that committee, was approved by the full Board of Directors. As of April 22, 2003, the Company had not on any prior occasions consulted with KPMG regarding any of the matters set forth in Item 304(a)(2) of the Commission’s Regulation S-K.

2003 Audit Information

Deloitte & Touche served as the Company’s principal independent accountant to audit the Company’s financial statements for the fiscal year ended December 25, 2002. As discussed above and previously disclosed, as of April 22, 2003 the Audit Committee notified Deloitte & Touche that it would not be retained to perform the audit of the financial statements of the Company for the fiscal year ending December 31, 2003 and determined to engage KPMG as independent accountants to audit the Company’s financial statements for the fiscal period ended December 31, 2003. The fees billed in the fiscal year ended December 25, 2002 and in the period through April 22, 2003 for Deloitte & Touche’s services to the Company and the fees billed in the fiscal period ended December 31, 2003 for KPMG’s services to the Company were:

	Deloitte & Touche		KPMG
	Year ended December 25, 2002	Interim Period ended April 22, 2003	Year ended December 31, 2003
Audit Fees	$481,500	—	$260,000
Audit-Related Fees	133,022	$79,830	43,000
Tax Fees	33,854	15,717	15,770
All Other Fees	105,475	10,230	—
Total Fees	753,851	105,777	318,770

In the above table, in accordance with applicable SEC rules:

•	“audit fees” are fees billed by the independent auditors for professional services for the audit of the consolidated financial statements included in the Company’s Form 10-K and review of financial statements included in the Company’s Form 10-Qs, or for services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements; of the amount of fees billed by Deloitte & Touche under this category, $10,000 represents fees billed by Deloitte & Touche for professional services rendered in 2002 for the audit of the consolidated financial statements of FRD for the portion of the year prior to the divestiture of FRD on July 10, 2002;

•	“audit-related fees” are fees billed by the independent auditors for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements, and generally include fees for consents and comfort letters and for audits of the Company’s employee benefit plans; included in the amount of fees billed by Deloitte & Touche under this category during the interim period ended April 22, 2003 were $79,830 in fees which were actually incurred after the interim period but that relate to the Company’s transition to KPMG as its independent auditors;

•	“tax fees” are fees billed by the independent auditors for professional services for tax compliance, tax advice, and tax planning; and

•	“all other fees” are fees billed by the independent auditors to the Company for any services not included in the first three categories above, and include fees related to executive financial planning services and the divestiture of FRD.

Audit Committee’s Pre-approval Policies and Procedures

It is the policy of the Audit Committee to pre-approve all audit and permitted non-audit services proposed to be performed by the Company’s independent auditor. The process for such pre-approval is typically as follows. Committee pre-approval is sought at one of the committee’s regularly scheduled meetings following the presentation of information at such meeting detailing the particular services proposed to be performed. Additionally, the Chair of the Audit Committee has been delegated the authority by the committee to pre-approve, where necessary, such services requiring pre-approval in between regularly scheduled committee meetings. The Chair will report any such decisions at the committee’s next scheduled meeting. None of the services described above were approved by the Audit Committee pursuant to the exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

APPROVAL OF 2004 INCENTIVE COMPENSATION

The Compensation Committee of the Board of Directors of Denny’s Corporation has approved certain incentive compensation arrangements for 2004 for the Company’s executive officers and certain other salaried employees pursuant to the 2004 Denny’s Incentive Program (the “2004 Incentive Program”). Such arrangements are being presented to the stockholders for their approval at the Annual Meeting to the extent required under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), in order to maximize the tax deductibility to the Company of amounts that may ultimately be paid under such arrangements to the Company’s Chief Executive Officer and the four highest compensated officers other than the Chief Executive Officer. With the exception of awards which may be paid as a result of attainment of 2004 first quarter goals, no payments will be made under the 2004 Incentive Program if the stockholders do not approve this proposal.

Under the 2004 Incentive Program, plan participants will be eligible to receive target awards (“Target Awards”) equal to a percentage of their base salary depending on the group classification assigned to such participant. The amount of Target Award that may be received by a participant under the 2004 Incentive Program is determined by the attainment of certain predetermined, established quarterly and annual goals which fall within the following six (6) specific categories: (i) Same Store Customer Count (“SSCC”) (support center and senior management participants receive 10% of their respective target awards if Denny’s attains targeted SSCC, field management receives 20%); (ii) Same Store Sales (“SSS”) (support center, field management and senior management participants receive 15% of their respective target awards if Denny’s attains targeted SSS); (iii) Same Store Sales – Franchise (“SSSF”) (support center, field management and senior management participants receive 15% of their respective target awards if Denny’s attains targeted SSSF); (iv) EBITDA (i.e., earnings before interest, taxes, depreciation and amortization) (support center participants receive 20% of their target awards if Denny’s attains targeted EBITDA, field management receives 30% and senior management 40%); (v) Cash Flow (support center, field management and senior management participants receive 10% of their respective target awards if Denny’s attains targeted cash flow for the year); and (vi) Company Team/Department Objectives, which are based on stated criteria for one to four overall objectives (field management and senior management participants receive 10% of their respective target awards if the Team/Department objectives are achieved, 30% for support center participants).

If earned, the portion of the Target Awards that relate to targeted SSCC, SSS and SSSF will be paid on a quarterly basis. If the Company does not meet a quarterly goal in one or all of these categories but successfully meets the target for the year, the full annual award will be paid at year-end, minus any previous quarterly payouts. If SSCC and/or EBITDA target performance levels are exceeded, a participant’s award will be increased by incremental amounts in direct relation to the excess performance amounts, but in no event may these incremental awards attributable to additional performance exceed 25% of the total actual incremental dollar increase in actual EBITDA over targeted EBITDA (the “25% Incremental EBITDA”). The maximum amount any participant may receive under the 2004 Incentive Program is $650,000 plus any incremental amount attributable to exceeding SSCC or EBITDA performance targets, which will be paid on a pro rata basis among participants, subject to an incremental limit equal to the lesser of 25% Incremental EBITDA or $1,950,000.

Payments of awards under the 2004 Incentive Program will be made as soon as practicable after the end of the quarter or calendar year when applicable and final financial results for the applicable period are compiled. Participants whose employment terminates before the end of the 2004 fiscal year are ineligible for annual award payouts under the program unless the Compensation Committee in its discretion determines otherwise. Employees hired during the 2004 fiscal year will generally be eligible to receive prorated awards based upon the time during the fiscal year that they were active participants. The Compensation Committee has reserved the right to cancel, modify or amend the 2004 Incentive Program at any time up through and including the day before the end of the performance period, and such cancellation, modification or amendment may be retroactive to the beginning of the year; provided, however, that no such modification or amendment shall effect the performance formulas under the Target Awards for 2004 or shall increase the maximum amount that may be paid to any participant under the program. A total of approximately 400 employees are participants in the 2004 Incentive Program.

The benefits or amounts that will be received by or allocated to the Denny’s Corporation officers named in the Summary Compensation Table and to other categories of individuals or employees under the 2004 Incentive

Program are set forth in the table below based upon the assumption that such individuals or categories of individuals receive 100% of their respective Target Awards under the terms of the 2004 Incentive Program. For a complete description of the terms of the 2004 Incentive Program see the 2004 Incentive Program written document attached to this proxy statement as Appendix B.

NEW PLAN BENEFITS

2004 Incentive Program

Name and Position	Dollar Value($)	Number of Units
Nelson J. Marchioli President and Chief Executive Officer	$650,000	—

Rhonda J. Parish Executive Vice President, General Counsel and Secretary	232,245	—

Margaret L. Jenkins Senior Vice President and Chief Marketing Officer, Marketing and Product Development	204,750	—

Andrew F. Green Senior Vice President and Chief Financial Officer	208,000	—

Janis S. Emplit Senior Vice President, Strategic Services and Chief Information Officer	191,750	—

All current executive officers as a group (10 persons)	1,973,845	—
All current non-executive officer directors as a group	-0-	—
All current non-executive officer employees as a group (390 persons)	4,038,092	—

AUDIT COMMITTEE REPORT

A formal written charter (as amended, attached hereto as Appendix A) was originally adopted by the Audit Committee on March 14, 2000, and subsequently approved and adopted by the Board on May 24, 2000 and thereafter amended on November 12, 2003. The Audit Committee fulfilled its responsibilities under and remained in compliance with the charter during the fiscal year ended December 31, 2003. Additionally, the Audit Committee has prepared the following report on its activities with respect to the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2003.

•	The Audit Committee has reviewed and discussed the audited financial statements with management of the Company.

•	The Audit Committee has discussed with KPMG, the Company’s independent public auditors for the fiscal year ended December 31, 2003, the matters required to be discussed by Statement on Auditing Standards No. 61.

•	The Audit Committee has received the written disclosure and the letter from KPMG, required by Independence Standards Board Standard No. 1, and has discussed with KPMG its independence from the Company.

•	Based on and pursuant to the review and discussions described above, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Commission.

Audit and Finance Committee

Robert E. Marks, Chair

Donald R. Shepherd

Debra Smithart-Oglesby

EXECUTIVE COMPENSATION

Compensation and Incentives Committee Report

Compensation Philosophy and Practice

Under the oversight and direction of the Compensation Committee, the Company has developed and implemented a compensation program for its executive officers designed to attract and retain top quality leadership talent while ensuring senior leaders’ interests are sufficiently aligned with the interests of stockholders.

At the end of 2002 and the beginning of 2003, the Compensation Committee conducted an “RFP” (Request for Proposal) process which resulted in their review of several executive compensation consulting firms with the goal of selecting an executive compensation consultant to advise and assist the committee in its executive compensation oversight responsibilities. At the conclusion of the process, the committee selected Hewitt Associates LLC (“Hewitt”), an international human resources consulting firm, to continue as its compensation consultant. Hewitt will assist the committee, as needed, in the development and design of an executive compensation package which appropriately responds to the research data further discussed below and addresses the following goals set forth for the Company’s long-term incentive and overall compensation program (i) promote retention, (ii) reward achievement of the business strategy, (iii) make progress toward market-level pay, (iv) complement the short-term incentive program, (v) be simple and easily understood, and (vi) use the resources that are available (stock versus cash). The Company will continue to seek opportunities to utilize long-term equity based incentives under the Omnibus Plan described further below.

In September 2001, Hewitt completed a study of the Company’s compensation program for its top executive and management positions. To form a basis of comparison, Hewitt conducted a compensation measurement study against a custom group of 18 restaurant, food service, entertainment, retail and hospitality companies. The study concluded that while cash compensation (i.e., base salary and target bonus) for executives was generally in line with the market, long-term incentives and target benefits provided by the Company were below market resulting in the Company’s total overall compensation package for its senior management being generally below the current market. Consequently, in 2002, the Company, consistent with the findings of the Hewitt study, initiated steps to move toward a greater emphasis on equity-based long-term incentive compensation, by (1) establishing the Omnibus Plan (approved by stockholders in May 2002), which is designed to add needed flexibility for compensating Company executives (and other employees) through stock ownership and other rights while promoting the financial success and growth of the Company and the interests of stockholders; and (2) implementing for 2002 under the Omnibus Plan, the Total Shareholder Return (“TSR”) Program, which was an incentive vehicle for selected executives that utilized total shareholder return versus peer comparisons as the performance measure (discussed further below). Under the 2002 TSR Program, awards were earned which resulted in two equal payouts in stock and cash being made to executives in 2003.

2003 Executive Officer Compensation Program

The 2003 executive officer compensation program of the Company had three primary components: (1) Base Salary, (2) Short-term Incentives, and (3) Long-term Incentives. Base Salary is established on the basis of (i) annual quantitative market data in the form of salary comparisons to peer position groupings within the restaurant and food service industry and other industries for positions not unique to the food service sector, and (ii) Company specific factors such as positions of responsibility and authority, years of experience and performance. Short-term Incentives under the Company’s 2003 Incentive Program (which is substantially similar to the 2004 Incentive Plan described elsewhere herein see “Approval of 2004 Incentive Compensation”), were based primarily upon the achievement of certain Company quantitative performance goals such as targeted EBITDA, same store sales, customer counts, “Direct Connect” (i.e., the interactive voice response system at Denny’s which collects customer feedback on service in the restaurants) and targeted cash flow performance levels. For 2003, as a result of the quantitative performance goals not being achieved, the Compensation Committee did not approve any payments of awards to employees under the 2003 Incentive Program. Long-term Incentives in 2003 consisted of stock options. During 2003, certain executive officers of the Company were granted options under the Omnibus Plan. Under the 2002 TSR Program (described above), certain executive officers (excluding the CEO) received in February and December 2003, payments of awards as a result of certain targeted TSR peer comparisons being achieved in 2002. The Compensation Committee, in administering such programs and plans, allocated awards to the Company’s executive officers and others based on an evaluation of their relative levels of responsibility for and their potential contribution to the Company’s operating results in order to provide them long-term incentives to enhance stockholder value as well as taking into consideration the aforementioned compensation study and market analysis.

Additionally, Company executives are eligible to participate in certain Company retirement and savings plans, as well as various other benefit plans intended to provide a safety net of coverage against various events, such as death, disability and retirement.

Deductibility of Executive Compensation

With respect to Section 162(m) of the Code and underlying regulations pertaining to the deductibility of compensation to certain executive officers in excess of $1 million, the Compensation Committee has adopted a policy to comply with such limitations, to the extent practicable, including its presentation of the Company’s annual incentive compensation plans to the stockholders for prior approval. However, the Compensation Committee has also determined that some flexibility is required, notwithstanding these statutory and regulatory provisions, in negotiating and implementing the Company’s incentive compensation programs. It has, therefore, retained the discretion to award some bonus payments based on non-quantitative performance objectives and other criteria which it may determine, in its discretion, from time to time.

Chief Executive Officer Compensation

In the form of base salary, bonus payments and other payments, Mr. Marchioli received in 2003 the compensation reflected and described in the Summary Compensation Table set forth below. Such compensation to Mr. Marchioli was in accordance with the terms of his employment agreement, as amended and as described elsewhere herein, and followed generally the philosophy and programs described above for the Company’s executive officers.

Compensation and Incentives Committee

Donald R. Shepherd, Chair

Vera K. Farris

Vada Hill

Elizabeth A. Sanders

Compensation of Officers

The following summary compensation table sets forth, for the Company’s last three (3) completed fiscal years, the compensation provided by the Company to any individual serving the Company at any time during 2003 as its Chief Executive Officer as well as the four most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of 2003.

Summary Compensation Table

Long-Term Compensation Awards
Name and Principal Position as of December 31, 2003		Annual Compensation (1)			Securities Underlying Options (#)	All Other Compensation ($)(5)(6)(8)
	Year	Salary($)(2)		Bonus($)(3)
Nelson J. Marchioli President and Chief Executive Officer	2003 2002 2001	$603,243 597,233 529,664	(7)	$45,000 453,945 —	— — 2,000,000	$256,301 121,514 1,752,196

Rhonda J. Parish Executive Vice President, General Counsel and Secretary	2003 2002 2001	337,688 335,676 321,836		21,970 190,125 156,600	40,000 20,000 100,000	110,486 108,475 164,101

Margaret L. Jenkins (4) Senior Vice President, Chief Marketing Officer, Marketing and Development	2003 2002 2001	302,409 157,346 —	(7)	97,500 6,963 —	40,000 20,000 —	89,246 441,727 —

Andrew F. Green Senior Vice President and Chief Financial Officer	2003 2002 2001	278,950 261,835 257,375		17,420 152,100 117,450	40,000 20,000 100,000	94,082 106,738 166,021

Janis S. Emplit Senior Vice President, Strategic Services and Chief Information Officer	2003 2002 2001	272,382 264,042 250,632		17,233 147,713 125,998	40,000 20,000 100,000	89,674 106,096 136,188

(1)	The amounts shown for each named executive officer exclude perquisites and other personal benefits that did not exceed, in the aggregate, the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer for any year included in this table.

(2)	The amounts in this column include certain costs and credits to the named executive officers relating to certain life, health and disability insurance coverage provided through the Company.

(3)	The amounts shown in this column reflect bonus payments received in the respective year by the named executive officers under the Company’s incentive programs which may relate to the prior fiscal year.

(4)	Ms. Jenkins was not employed by the Company during 2001.

(5)	The amounts for Mr. Marchioli for 2003, 2002 and 2001 were made pursuant to his employment agreement and include payments made in connection with his relocation to South Carolina in the amounts of $110,399, 94,429 and $94,429, respectively, reimbursement of certain professional fees in the amounts of $2,000, $3,500 and $22,826, respectively, and automobile allowances of $13,200, $13,200 and $11,677, respectively. Additionally, 2003 and 2002 amounts reflect Company contributions totaling $18,202 and $10,385, respectively, to his account under the Company’s deferred compensation plan and 2001 amounts include a sign-on bonus in the amount of $1,623,264. For additional information see “Executive Compensation Employment Agreements Marchioli Employment Agreements.”

(6)	The amounts for Mss. Parish and Emplit and Mr. Green include Company contributions to their Company deferred compensation accounts which for 2003 amounted to $10,140, $8,177 and $8,520, respectively, and for 2002 amounted to $5,850, $4,639 and $4,638 respectively, as well as Company contributions made to such officers’ accounts under the Advantica Secured Savings Plan, which for 2002 amounted to $2,625, $1,457 and $2,100, respectively, and for 2001 amounted to $14,101, $11,188 and $11,021, respectively. Additionally, the amounts for Mss. Parish and Emplit and Mr. Green reflect leadership retention payments, which for Ms. Parish include payments of $100,000 in 2002 and $150,000 in 2001, for Ms. Emplit include payments of $100,000 in 2002 and $125,000 in 2001, and for Mr. Green include payments of $100,000 in 2002 and $155,000 in 2001. Amounts for Ms. Jenkins include payments made in connection with her hiring and relocation to South Carolina which for 2002 amounted to $441,727.

(7)	This amount reflects base salary paid for only the portion of the year in which the named executive officer was employed by the Company.

(8)	2003 amounts for each named executive officer include stay bonus payments, which amounted to $112,500 for Mr. Marchioli, $63,375 for Ms. Parish, $56,250 for Mr. Green and Ms. Jenkins and $52,500 for Ms. Emplit. Also, for each named executive officer, with the exception of Mr. Marchioli, 2003 amounts include stock and cash payouts received by such officers in 2003 under the 2002 TSR Program, the fair market of which amounted to $36,971 for Ms. Parish, $32,996 for Ms. Jenkins, $29,312 for Mr. Green and $28,997 for Ms. Emplit.

Stock Options

The following table sets forth information regarding all options to acquire shares of the Common Stock of Denny’s Corporation granted to the named executive officers during the fiscal year ended December 31, 2003.

Option Grants in 2003

Individual Grants

	Number of Securities Underlying Options Granted (#)(1)(3)	% of Total Options Granted to Employees in 2003	Exercise or Base Price ($/Sh)(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name					5%	10%
Nelson J. Marchioli	—	—	—	—	—	—
Rhonda J. Parish	40,000	2.04%	$0.54	04/25/13	$13,584	$34,425
Margaret L. Jenkins	40,000	2.04%	$0.54	04/25/13	$13,584	$34,425
Andrew F. Green	40,000	2.04%	$0.54	04/25/13	$13,584	$34,425
Janis S. Emplit	40,000	2.04%	$0.54	04/25/13	$13,584	$34,425

(1)	Such options listed for named executive officers were granted under the Omnibus Plan. All options listed expire ten years from the date of the grant.

(2)	The exercise price equals the closing price of Common Stock on the date immediately preceding the date of the grant.

(3)	These options are exercisable in 33 1/3% annual increments over a three-year period beginning on the first anniversary of the date of grant.

The following table sets forth information with respect to the 2003 year-end values of unexercised options granted by the Company pursuant to the Omnibus Plan and the Advantica Stock Option Plan, held by each of the persons named in the Summary Compensation Table at fiscal year-end.

Aggregated Option Exercises in 2003 and

Fiscal Year-End Option Values

	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)	Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
	Exercisable/Unexercisable	Exercisable/Unexercisable
Nelson J. Marchioli	1,333,334/666,666	—/—
Rhonda J. Parish	306,667/53,333	—/—
Margaret L. Jenkins	6,667/53,333	—/—
Andrew F. Green	196,667/53,333	—/—
Janis S. Emplit	206,667/53,333	—/—

No options held by the above named executive officers were exercised in 2003.

Retirement Plans

The Advantica Pension Plan (the “Pension Plan”), a tax qualified defined benefit retirement plan, is maintained by Denny’s. Such plan is described below.

The following table shows the estimated annual benefits for a single life annuity that could be payable under the Pension Plan, as amended, and the ancillary plan described below upon a person’s normal retirement at age 65 if that person were in one of the following classifications of assumed compensation and years of credited service.

Average Annual Remuneration Over	Years of Service
a Five-Year Period	15	20	25	30	35
$ 200,000	$41,702	$55,603	$69,504	$83,405	$97,306
250,000	52,952	70,603	88,254	105,905	123,556
300,000	64,202	85,603	107,004	128,405	149,806
350,000	75,452	100,603	125,754	150,905	175,000
400,000	86,702	115,603	144,504	173,405	200,000
500,000	109,202	145,603	182,004	218,405	250,000
600,000	131,702	175,603	219,504	263,405	300,000
700,000	154,202	205,603	257,004	308,405	350,000
800,000	176,702	235,603	294,504	353,405	400,000
900,000	199,202	265,603	332,004	398,405	450,000
1,000,000	221,702	295,603	369,504	443,405	500,000
1,200,000	266,702	355,603	444,504	533,405	600,000
1,400,000	311,702	415,603	519,504	623,405	700,000
1,600,000	356,702	475,603	594,504	713,405	800,000

The Pension Plan is noncontributory and covers a limited number of employees of Denny’s, Inc. In 1999, the Pension Plan was amended to effect the following changes (1) no new participants will be allowed into the plan after December 31, 1999; (2) all future pension benefit accruals for highly compensated employees will be earned beginning January 1, 2000 under the ancillary plan described below; and (3) all benefit accruals earned under the plan and ancillary plan will be frozen as of December 31, 2004. Participants in the Pension Plan, therefore, are limited to those employees who, on or prior to December 31, 1999, had attained the age of 21 and had completed one thousand hours of service. A participant’s annual retirement benefit under the Pension Plan at normal retirement age is calculated by multiplying the number of years of participation in the Pension Plan (not to exceed 35 years, and not including years after 1999 for highly compensated participants or years after 2004 for other participants) by the sum of one percent of the average Compensation (as defined below) paid during 60 consecutive calendar months chosen to produce the highest average through 1999 for highly compensated participants or through 2004 for other participants (“Average Compensation” for the purposes of this paragraph) plus an additional one-half of one percent of the Average Compensation in excess of the average Social Security wage base. Benefits payable cannot exceed 50% of the Average Compensation. Plan benefits are normally in the form of a life annuity or, if the retiree is married, a joint and survivor annuity. “Compensation” for the purpose of this paragraph generally consists of all remuneration paid by the employer to the employee for services rendered as reported or reportable on Form W-2 for federal income tax withholding purposes (including the amount of any year-end bonus paid), excluding reimbursements and other expense allowances, fringe benefits, moving expenses, deferred compensation and welfare benefits (such exclusions including, without limitation, severance pay, leadership retention payments, relocation allowance, gross-up pay to compensate for taxable reimbursements, hiring bonuses, cost of living differentials, special overseas premiums, compensation resulting from participation in, or cancellation of, stock option plans, contributions by the employer to the Pension Plan or any other benefits plan and imputed income resulting from the use of Company property or services). Compensation also includes employee elective contributions under a Section 401(k) plan maintained by the employer and salary reduction amounts under a Section 125 plan maintained by the employer. The funding of the Pension Plan is based on actuarial determinations. The Pension Plan was amended early in 2002 to change the name of the plan’s sponsor (but not the name of the plan) and to make certain technical changes required by recent legislation. The changes do no affect the calculation of benefits.

Ancillary to the Pension Plan is a non-qualified plan for a select group of management and highly compensated employees that provides for benefits limited by the limits on benefits and compensation under the Code. “Compensation” and “Average Compensation” are defined in this ancillary plan the same way they are defined in the Pension Plan. Consequently, the accrual of all further benefits under the ancillary plan shall cease on and after December 31, 2004. Benefits payable under the ancillary plan are included in the table above.

The maximum annual pension benefit payable under the Pension Plan for 2003 was $160,000 (or, if greater, the participant’s 1982 accrued benefit).

Except for the accrual of certain non-qualified benefits as described herein, the Compensation included under the Pension Plan (including the ancillary non-qualified plan) generally corresponds with the annual compensation of the named executive officers in the Summary Compensation Table above. Includable Compensation for 2003 for Mss. Parish, Jenkins and Emplit and Messrs. Marchioli and Green was $359,970, $397,500, $289,796, $651,731, and $301,420, respectively.

As of December 31, 2003, the estimated credited years of service under the Advantica Pension Plan and the ancillary plan for Mss. Parish, Jenkins and Emplit and Messrs. Marchioli and Green, were 8, 0, 7, 0, and 7, respectively.

Employees may retire as early as age 55 with five years of service. Employees with age and service equaling or exceeding 85 and who are within five years of the normal retirement age will receive no reduction of accrued benefits. Employees who are at least 55 years of age with 15 years of service will receive a reduction of three percent in accrued benefits for the first five years prior to normal retirement date and six percent for the next five years. Accrued benefits for employees retiring with less than 15 years of service will be actuarially reduced. Retirement benefits are fully vested after a participant completes five years of service.

Employment Agreements

Marchioli Employment Agreements

Mr. Marchioli and Denny’s Corporation entered into an employment agreement (the “Marchioli Employment Agreement I”) effective February 5, 2001 (the “Agreement I Effective Date”) which provided that the Company would employ Mr. Marchioli as President and Chief Executive Officer of Denny’s Corporation and its wholly owned subsidiary, Denny’s, Inc., for a period of three (3) years from the Agreement I Effective Date unless terminated earlier by reason of his death, permanent disability, voluntary termination or involuntary termination with or without cause. The Marchioli Employment Agreement I prohibited Mr. Marchioli from soliciting for employment the employees of the Company or its affiliates and from engaging in certain competitive activities generally during his term of employment and for a period of one year after the later of the termination of his employment or the date on which the Company is no longer required to make certain termination benefits. The Marchioli Employment Agreement I further prohibits Mr. Marchioli from using or disclosing certain “confidential” or “proprietary” information for purposes other than carrying out his duties with the Company.

During 2003 and near the end of the three (3) year term of the Marchioli Employment Agreement I, Mr. Marchioli and the Denny’s Corporation negotiated and entered into a new employment agreement (the “Marchioli Employment Agreement II”), effective November 1, 2003 through December 31, 2005 (the “Agreement II Effective Date”), which contains generally the provisions described immediately above for the Marchioli Employment Agreement I as well as other provisions described further below for the Marchioli Employment Agreement II.

The material terms of the Marchioli Employment Agreement I, were as follows: (i) an annual base salary that shall be as determined by the Board but shall not be less than $600,000, (ii) an annual performance bonus at an annual rate of at least 75% of his annual base salary if the Company and Mr. Marchioli achieve budgeted financial and other performance targets which shall be established by the Compensation Committee, with the payment of the performance bonus for the year 2001 being guaranteed by the Company, (iii) a grant of an option (the “Marchioli Option”) as of the Agreement I Effective Date under the Company’s stock option plan, to purchase, for a ten year period, 2,000,000 shares of the Common Stock (at an exercise price of $1.03, the fair market value per share of the Common Stock on the Agreement I Effective Date, with respect to 1,250,000 shares and $2.00 per share with respect to the remaining 750,000 shares) which vests at a rate of 33 1/3% per year beginning on the first anniversary date of the grant and which becomes 100% vested in the event of (a) termination without cause in which case the option shall be exercisable for 36 months following the effective date of such termination, (b) a dissolution or liquidation of the Company, (c) a sale of all or substantially all of the Company’s assets, (d) a merger or consolidation involving the Company where Denny’s Corporation is not a surviving corporation or where holders of the Common Stock receive securities or other property from another corporation, or (e) a tender offer for at least a majority of the outstanding Common Stock and (iv) a sign-on bonus within five (5) days of the Agreement Effective Date in the amount of $1,623,264. The Marchioli Employment Agreement entitled Mr. Marchioli to certain other privileges and benefits, including participation in all of the Company’s benefit plans, generally applicable to the Company’s executive officers.

The material terms of the Marchioli Employment Agreement II are as follows: (i) an annual base salary of $650,000, (ii) an annual performance bonus at an annual rate of at least 100% of the base salary payable if Denny’s and Mr. Marchioli achieve the budgeted financial and other performance targets established by the Compensation Committee, with Mr. Marchioli being entitled to participate and receive the full benefits established for management employees for over-performance, (iii) an award of performance-based restricted stock units worth $300,000 and valued as of the day prior to the Agreement II Effective Date (the units will vest over a one-year period, with one-half of the total award being earned if the Company achieves its EBITDA target for the twelve-month calendar period beginning January 1, 2004 and the other-half of the total award being earned if the Company achieves its customer count growth target for that same period), (iv) an annual car allowance and participation in all of the Company’s benefit plans generally applicable to the Company’s executive officers, and (v) reimbursement of all normal and reasonable expenses Mr. Marchioli incurs during his employment term in connection with his responsibilities to the Company, including his travel expenses. In addition to the compensation described above, in the event of Mr. Marchioli’s termination of employment during the term of the Marchioli Employment Agreement II, the Company is required to make payments as follows based upon the cause of such termination: (i) if by reason of death, Mr. Marchioli’s surviving spouse is entitled to be paid an amount equal to Mr. Marchioli’s base salary and annual bonus and his eligible family dependents are entitled to receive certain health and welfare benefits for a one-year period after his death; (ii) if by reason of permanent disability, Mr. Marchioli is entitled to be paid one-half of his base salary and annual bonus and he and his eligible family dependents are entitled to receive certain health and welfare benefits for a period of two years after termination of employment; and (iii) if by the Company other than for cause, Mr. Marchioli is, in general, entitled to (a) a lump sum in an amount equal to two year times his then current annual base salary and annual bonus, and (b) continuation of certain benefits and other contract rights. In the event Mr. Marchioli’s termination without cause is within one (1) year following a change of control of the Company, Mr. Marchioli shall be entitled to a lump sum payment equal to 299% of the sum of his current base salary and target bonus. In the event of termination for cause or voluntary termination, the Company shall pay Mr. Marchioli the portion of his annual base salary earned through his termination date and generally the benefits due him under the Company’s benefit plans for his services rendered to the Company through his date of termination.

Other Employment Agreements

Each of the named executive officers, other than Mr. Marchioli and Ms. Jenkins, are parties to separate letter agreements with the Company which provide, for the named executive officers, the following compensation and benefits. Each named executive officer will be entitled to the payment of severance benefits, in the event (A) the executive is terminated without cause, or (B) the executive elects to terminate his/her employment because (i) the Company has in effect reduced the executive’s base salary or the executive’s responsibilities, or (ii) the executive is required to relocate greater than 100 miles from the current Company headquarters in Spartanburg, SC, equal to the sum of (a) two times the named executives’ then current base pay and targeted annual bonus, (b) an amount, grossed up for applicable taxes, equal to actual benefit credits for an eighteen-month period and vested benefits under the ancillary non-qualified pension plan, (c) a lump sum amount equal to two (2) times the named executive’s annual car allowance and (d) an amount equal to any accrued but unused vacation time. Such severance payment shall be guaranteed by certain subsidiaries of the Company. The letter agreements further provide that the named executive officers will receive career placement benefits upon a termination without cause and that all stock options granted by the Company to the named executive officer shall become 100% exercisable in the event of (a) termination without cause, (b) a dissolution or liquidation of the Company, (c) a sale of all or substantially all of the Company’s assets, (d) a merger or consolidation involving the Company in which Denny’s Corporation is not the surviving corporation or in which holders of the Common Stock receive securities from another corporation, or (e) a tender offer for at least a majority of the outstanding Common Stock.

In connection with the announcement in November, 2003, that the Company had begun a process of exploring possible alternatives to improve its long-term liquidity and capital structure, the Company awarded to certain members of management including Mr. Marchioli and the other named executive officers, retention bonuses which amount to a total of 75% of the named executive officer’s base salary to be paid in three designated installments throughout the above described exploration and implementation of alternatives period, provided the named officer is employed by the Company on such designated date.

In connection with her employment, the Company agreed to pay Ms. Jenkins in addition to her base salary and incentive bonus plan participation (i) an annual housing allowance of $24,000 with gross-up, (ii) an $8,000 annual travel allowance (grossed-up) for a two (2) year period beginning with her employment date (provided she has not exercised the Company provided executive relocation package), (iii) a severance payment (if her employment is terminated without cause) in an amount equal to the sum of 100% of her current annual base pay amount, or, in the event of a termination without cause within one year of a change in control, in an amount equal to 200% of her current annual salary and her targeted annual bonus.

Compensation Committee Interlocks and Insider Participation

The following persons served as members of the Compensation Committee during the fiscal year ended December 31, 2003: Vera K. Farris, Vada Hill, Elizabeth A. Sanders and Donald R. Shepherd. None of the members of the committee were officers or employees of the Company or had any relationship, directly or indirectly, with the Company requiring disclosure under SEC regulations.

Stockholder Return Performance Graph

Set forth below is a line graph comparing the cumulative total stockholders’ return on the Common Stock against the cumulative total return of the Russell 2000® Index and a peer group index for the Company’s fiscal years 1999, 2000, 2001, 2002 and 2003. The Common Stock was transferred from the National Market to the SmallCap Market on December 27, 1999 and later moved to the Over-the-Counter Bulletin Board on January 9, 2001. The graph and table assume that $100 was invested on December 31, 1998 in each of the Company’s Common Stock, the Russell 2000® Index and the peer group index and that all dividends were reinvested.

	12/31/98	12/29/99	12/27/00	12/26/01	12/25/02	12/31/03
Russell 2000® Index(1)	100	121.36	117.83	120.93	96.15	141.60
Peer Group Index(2)	100	57.90	84.29	130.45	122.43	167.96
Denny’s Corporation	100	26.91	9.36	10.67	11.04	7.68

(1)	A broad equity market index of 2,000 companies (including Denny’s Corporation, through May 31, 2000). The average market capitalization of companies within the index was approximately $950 million with the median market capitalization being approximately $507 million.

(2)	This peer group index consists of the following six other leading public companies in the family-style restaurant category: Bob Evans Farms, Inc. (BOBE), CBRL Group, Inc. (CBRL), Friendly Ice Cream Corporation (FRND), IHOP Corp. (IHOP), FRISCH’s Restaurants, Inc. (FRS) and Ryan’s Family Steak House, Inc. (RYAN).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than ten percent (10%) of the Common Stock to file initial reports of ownership and changes in ownership with the SEC. Additionally, SEC regulations require that the Company identify any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To the Company’s knowledge, based solely on review of reports furnished to it and written representations that no other reports were required during and with respect to the fiscal year ended December 31, 2003, the Company’s officers, directors and 10% stockholders complied with their Section 16(a) filing requirements for such year.

CERTAIN TRANSACTIONS

During the Company’s last fiscal year, except as otherwise described herein, there were no transactions occurring or relationships that existed between the Company and its management that require disclosure under SEC regulations.

CORPORATE GOVERNANCE

The Board and management clearly recognize the importance of a firm commitment to key corporate governance standards. Consequently, it is the goal of the Board and management to develop and adhere to a set of standards, that not only complies to the letter with all applicable regulatory guidance, but implements “best practices” of corporate governance.

In 2002, the Corporate Governance Committee of the Board was developed and charged with, among other things, the development of a set of corporate governance standards for the Company. In January 2003, the Board upon the recommendation of the Corporate Governance Committee, adopted the “Denny’s Corporate Governance Policy.” This policy may be viewed in detail at the Company’s website, www.dennys.com. Highlights of the Company’s current corporate governance practices include:

•	Board committees consist of only independent board members.

•	Independent directors have the opportunity to meet in executive session regularly (i.e., at each regularly scheduled Board/Board committee meeting).

•	All Board committees may retain outside advisors, as they deem appropriate.

•	Board effectiveness and performance is reviewed annually by the Corporate Governance Committee.

•	A commitment to continue to adhere to the corporate governance listing standards, even though such standards do not currently apply to the Company.

Additionally, during 2002 and 2003 the Company’s goal of maintaining a Board made up of a majority of independent directors was achieved with all members, with the exception of the Chief Executive Officer, being independent of the Company under NASDAQ listing standards.

Code of Ethics

Denny’s Corporation has adopted a code of ethics entitled “Denny’s Corporation Standards of Business Conduct” which is applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Controller, all other executive officers and key financial and accounting personnel as well as each salaried employee of the Company. The Denny’s Corporation Standards of Business Conduct is posted on the Denny’s website at www.dennys.com.

Denny’s will post on its website any amendments to, or waivers from, a provision of the Denny’s Corporation Standards of Business Conduct that applies to the Chief Executive Officer, Chief Financial Officer, Controller or persons performing similar functions, and that relates to (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that Denny’s Corporation files with, or submits to, the SEC and in other public communications made by Denny’s Corporation; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting of violations of Denny’s Corporation Standards of Business Conduct to an appropriate person or persons identified in the standards; or (v) accountability to adherence to the standards.

OTHER MATTERS

Expenses of Solicitation

The Company will pay the costs of solicitation of proxies, including the cost of assembling and mailing this Proxy Statement and the material enclosed herewith. In addition to the use of the mails, proxies may be solicited personally, by telephone or telegraph or by corporate officers and employees of the Company without additional compensation. The Company intends to request brokers and banks holding stock in their names or in the names of nominees to solicit proxies from their customers who own such stock, where applicable, and will reimburse them for their reasonable expenses of mailing proxy materials to their customers.

Discretionary Proxy Voting

In the event that any matters other than those referred to in the accompanying notice should properly come before and be considered at the Annual Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

2005 Stockholder Proposals

In order for stockholder proposals intended to be presented at the year 2005 Annual Meeting of Stockholders to be eligible for inclusion in the Denny’s Corporation proxy statement and the form of proxy for such meeting, they must be received by the Company at its principal offices in Spartanburg, South Carolina no later than December 22, 2004. Regarding stockholder proposals intended to be presented at the year 2005 Annual Meeting but not included in the proxy statement, pursuant to the Denny’s Corporation Bylaws, written notice of such proposals, to be timely, must be received by the Company no more than 90 days and no less than 60 days prior to the meeting. However, in the event that less than 70 days public notice of the date of the meeting is given, notice of such a stockholder proposal, to be timely, must be received not later than the close of business on the 10th day following the day on which the public notice of meeting was made. All such proposals for which timely notice is not received in the manner described above will be ruled out of order at the meeting, resulting in the proposal’s underlying business not being eligible for transaction at the meeting.

Electronic Access to Future Proxy Materials and Annual Reports

Most stockholders may elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a stockholder of record, you can choose this option for future proxy statements and annual reports by marking the appropriate box on your proxy card or by following the instructions provided for you if you vote over the Internet or by telephone. If you hold your Common Stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you choose to view future proxy statements and annual reports only over the Internet, next year you will receive a proxy card in the mail with instructions containing the Internet address of those materials. Your choice will remain in effect indefinitely until you give notification otherwise by following the instructions to be provided.

FORM 10-K

A copy of the Company’s Form 10-K as filed with the SEC is available, without charge, upon written request directed to Kenneth E. Jones, Vice President and Treasurer, at the corporate address set forth above.

Notice of Annual Meeting and Proxy Statement

Annual Meeting of Stockholders to be held May 27, 2004

Denny’s Corporation

2004 Proxy Statement

Appendices A & B

Appendix A

AUDIT and FINANCE COMMITTEE CHARTER

Authority and Purpose

The Audit and Finance Committee (the “Committee”) has been established by the Board of Directors (the “Board”) of Denny’s Corporation (the “Company”) to assist the Board in fulfilling its responsibilities toward the shareholders, potential shareholders, and investment community to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. Its primary purposes shall therefore include overseeing (1) the adequacy of the Company’s internal controls and the integrity of the Company’s accounting and financial information reported to the public, (2) the qualification, independence and performance of the Company’s outside auditors, (3) the appropriateness of the Company’s accounting policies, (4) the Company’s compliance with legal and regulatory requirements, (5) the Company’s risk assessment and management practices, and (6) the Company’s finance activities, while providing and maintaining an avenue of communication among the Committee, the outside auditors, management and the Board.

In discharging its oversight role, the Committee shall be empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and shall have the power and authority to retain and determine funding for outside counsel, auditors or other experts the Committee deems necessary to carry out the Committee’s purposes, duties and responsibilities so enumerated herein.

Composition and Qualification

The Committee will consist of not less than three members of the Board as determined by the Board’s Corporate Governance and Nominating Committee. Each such member shall satisfy the applicable criteria set forth by the federal securities laws, the rules and regulations of the Securities and Exchange Commission (the “SEC”), and The Nasdaq Stock Market (“Nasdaq”), including, but not limited to, the requirements with respect to financial literacy and independence. Additionally, the Board will also determine whether any members of the Committee possess the requisite accounting or related financial management experience and expertise to qualify as an “audit committee financial expert” as defined by the SEC, and the Company will make the disclosures required by the rules and regulations of the SEC with respect to such matters.

Key Responsibilities and Duties

The Committee’s job is one of oversight and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and that the outside auditors are responsible for auditing those financial statements. In carrying out its oversight function, the Committee shall have the following duties and responsibilities:

•	The Committee shall review with management and the outside auditors the audited financial statements to be included in the

Company’s Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form

10-K) and review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61.

•	As a whole, or through the Committee chair, the Committee shall review with the outside auditors the Company’s interim financial results to be included in the Company’s quarterly reports to be filed with the Securities and Exchange Commission (the “SEC”) and the matters required to be discussed by SAS No. 61; this review will occur prior to the Company’s filing of the Form 10-Q.

•	The Committee shall discuss with management and the outside auditors the quality and adequacy of the Company’s internal controls.

•	The Committee shall:

•	request from the outside auditors annually, a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard Number 1;

•	discuss with the outside auditors any such disclosed relationships and their impact on the outside auditor’s independence; and

•	recommend that the Board take appropriate action to oversee the independence of the outside auditor.

•	The Committee shall, at least annually, pre-approve all audit and permitted non-audit services to be provided to the company by its outside auditors (this responsibility may be delegated to one or more members of the Committee provided such members report such pre-approvals at the next regularly scheduled meeting of the Committee).

•	The Committee, shall have the ultimate authority and responsibility to select (or nominate for shareholder approval), review, evaluate, determine funding for, and, where appropriate, replace the outside auditor.

•	The Committee shall review the adequacy of this Charter on an annual basis and shall disclose it in the Company’s proxy statementat leastonce every three years as required by the SEC’s proxy rules.

•	The Committee shall annually prepare a report to shareholders, to be included in the Company’s annual proxy statement, as required by the SEC.

•	The Committee shall meet with the outside auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the outside auditors.

•	The Committee shall meet in Executive Session with the outside auditors, as appropriate but no less than one time per year, to review the adequacy and effectiveness of the Company’s financial and accounting personnel and the Company’s accounting and financial controls.

•	The Committee shall submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

•	The Committee shall understand the Company’s risk profile and oversee the Company’s risk assessment and management practices including the maintenance of the Director and Officer (D&O) liability insurance coverage.

•	The Committee shall establish procedures for (1) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	At least annually, the Committee will evaluate how well it has fulfilled its purposes, responsibilities and duties during the previous year, and will report to the full Board.

•	The Committee shall perform any other activities as the Committee deems appropriate, or as are requested by the Board, consistent with this Charter, the Company’s Corporate Governance Policy, Company by-laws and applicable law.

Approved by the Audit Committee on 12th day of November, 2003	Adopted by the Board of Directors on the 12th day of November, 2003

Appendix B

2004 Denny’s

Corporate Incentive Program

For Support Center and Field Support Employees

I.	Purpose

Denny’s, Inc. (the Company) has adopted the Denny’s 2004 Incentive Program (the “Program”) to assist the Company in attracting and retaining qualified employees and to provide an additional incentive to employees to contribute to the success of the Company.

II.	Certain Definitions

For the purposes of this Program, the following terms shall have the following meanings:

a.	Employee—An individual on the active, full time regular salaried payroll of the Company at any time during the fiscal year for which an award is made whose compensation is not governed by a collective bargaining agreement nor is an eligible participant in any other annual incentive program sponsored by the Company with the exception of the Total Shareholder Return Program.

b.	Cash Flow—A component of the Program defined as the net amount of cash generated by the Company compared to all cash used by the Company excluding proceeds from refranchising activity.

c.	Committee—The Compensation and Incentives Committee of the Board of Directors (the “Committee”).

d.	EBITDA—A component of the Program defined as earnings (based on the application of Generally Accepted Accounting Principles [“GAAP”]) before interest, income taxes, depreciation and amortization for the Program Year, excluding “gains on refranchising and other net” deferred gain amortization, net leasehold amortization and insurance recovery amortization, exit costs, and impairment charges before any extraordinary items approved by the Committee, and after accruals for awards pursuant to the provisions of this Program.

e.	Field Management—Out of restaurant employees who support restaurant operations from outside the support center.

f.	Fiscal Year/Program Year—That period of time from January 1, 2004 through December 29, 2004.

g.	Officers and Senior Management—Employees of the company who hold the title of Vice President, Senior Vice President, Executive Vice President, CEO, and CFO

h.	Participant—An Employee of the Company designated by the Committee pursuant to Article V hereof.

i.	Same-Store Customer Count—A component of the Program defined as the difference between the customer counts at Denny’s Company owned restaurants operating for the same quarters of 2003 and 2004, or the entire years of 2003 and 2004 for annual purposes.

j.	Same-Store Sales Company—The difference between sales at Denny’s company restaurants operating for the same quarters of 2003 and 2004, or the entire years of 2003 and 2004 for annual purposes.

k.	Same-Store Sales Franchise—The difference between sales at Denny’s Franchise operated restaurants operating for the same quarters of 2003 and 2004, or the entire years of 2003 and 2004 for annual purposes.

l.	Support Center Employees—Employees in support positions working in the Spartanburg support center.

m.	Target Award—A Participant’s award that is designated by the Committee to be paid if goals are met at “target” levels as specified in the Program.

III.	Effective Date—This Program will become effective as of January 1, 2004.

IV.	Administration—The Program will be administered by the Committee. The Committee shall have the authority to interpret the Program. All determinations and actions taken by the Committee with respect to the administration and interpretation of the Program shall be final, conclusive, and binding upon the Participants. The Committee shall retain the discretion to revise program targets upon review at any time during the year, provided however, targets may not be increased after being communicated to Participants.

The Committee shall meet at such times as it deems appropriate. Meetings may be conducted by telephone. The vote of a majority of the Committee and the actions taken by the Committee shall be a part of the corporate records of the Company.

V.	Participants and Target Awards—Participants in the Program shall be Employees in support positions at Denny’s. The Committee shall assign each Participant to one of the following categories. Categories will have the general Target Awards shown below.

Participant Group	Target Award as a % of Base Salary
CEO & President	100%
Executive Vice Presidents/Sr. Vice Presidents	65%
Vice Presidents	45%
Senior Directors	30%
Directors	25%
Senior Managers	20%
Managers	15%
Exempt Support Staff	10%
Nonexempt Support Staff	5%

VI.	Measures—There are six (6) performance measures (components) to the Program:

a.	Same-Store Customer Count

b.	Same-Store Sales Company Restaurants

c.	Same-Store Sales Franchise Restaurants

d.	Team/Department Objectives

e.	EBITDA

f.	Cash Flow

VII.	Participant Groups and Target Awards—Participants will be classified into one of three categories: Support Center, Field Management, or Officers and Senior Management. Target Awards are determined based on the percentage weight assigned to the program components in each category. The program provides opportunities to receive both quarterly and annual payouts.

	Quarterly Award Opportunity			Annual Award Opportunity
Incentive Program Components	Same-Store Customer Count	Same-Store Sales Company	Same-Store Sales Franchise	Team/ Department Objectives	EBITDA	Cash Flow
Quarterly Measures	Q1 0.8% Q2 0.9% Q3 1.0% Q4 -2.2%	Q1 3.4% Q2 2.6% Q3 2.8% Q4 -0.4%	Q1 2.3% Q2 1.5% Q3 1.7% Q4 -1.4%	NA	NA	NA

Annual Measures	0.0% growth over 2003	2.0% increase over 2003	0.9% increase over 2003	Based on stated criteria of 1 to 4 overall objectives	$104.3 M	-$22.5 M

Support Center	10%	15%	15%	30%	20%	10%

Field Management	20%	15%	15%	10%	30%	10%

Officers and Senior Management	10%	15%	15%	10%	40%	10%

VIII.	Additional Opportunity for Bonus(Over Performance Features)—It will be possible for Participants to earn bonus if EBITDA performance exceeds the Company Target of $104.3 million for 2004. Bonus will be paid for both Profitability over performance and Same Store Customer Count growth. For every $2 million increase in EBITDA, the target award will increase by five percent (5%). For every one-half (½) percent increase in Same Store Customer Count over target, the target award will increase by five percent (5%). Over performance awards can not exceed twenty-five (25) percent of the incremental increase in EBITDA over the target of $104.3 million.

IX.	Payment of Awards—Any award made to a Participant shall be paid as soon as practicable after the close of the Program Quarter/Year or at such other times as the Committee determines.

X.	Termination of Employment—Participants whose employment terminates before the end of the Program Quarter or Program Year are ineligible for awards, unless the Committee determines otherwise.

XI.	New Hires or Promotions—Employees hired or promoted during a Program Quarter may be eligible to receive a prorated award based on the time in position during the Program Quarter or as the Committee may determine. Persons hired on or after the first day of the last fiscal month of a fiscal quarter are generally ineligible to receive an award for that quarter. Persons hired during the quarter but prior to the last month of the quarter may qualify for a prorated quarterly award.

Persons hired on or after October 1 of the Program Year are generally ineligible for annual awards under this Program. Changes in job status during the Program Year which would result in an increase or decrease in the Participant’s Target Award as a percent of base salary will also result in a prorated bonus.

XII.	Leaves of Absence—The award of any Participant who is absent from work on a leave of absence (medical, family, personal, etc.) for more than one (1) week in a given quarter or four (4) weeks (whether or not consecutive) during the Program Year will be prorated. (Time away from work because of vacation or holidays does not count.) A Participant who is on a leave of absence on the day awards are to be distributed will not receive the award until he/she returns to active employment.

XIII.	Assignments and Transfers—A Participant may not assign, transfer, pledge, or otherwise encumber amounts accruing to such Participant under the Program.

XIV.	No Creation of Employee Rights Under the Program—No Employee or other person shall have any claim or right to be named a Participant or granted an award under the Program. Neither the Program nor any action taken there under shall be construed as giving any Employee or Participant under the Program any right to be retained in the employ of the Company.

XV.	Withholding Tax—The Company shall deduct from all amounts paid as awards to Participants all taxes required by law to be withheld with respect to such payments.

XVI.	Death of a Participant Prior to Payment of an Award—If a Participant dies before the payment of any award under the Program, the award shall be paid only to the executor, administrator or other legal representative of the deceased Participant following the receipt of a court certificate of the appointment thereof. A Participant who dies before the end of the Program Year shall not receive an award, unless the Committee determines otherwise.

XVII.	Other Employee Benefit Plans—Nothing herein contained shall be construed to affect any right of Participants in this Program to participate in other employee benefit plans of the Company.

XVIII.	Miscellaneous—Any award under the Program will not affect the amount of any insurance coverage available to the Participant under any group insurance plan maintained by the Company.

Each person who is or shall have been a member of the Committee or a member of the Board shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Program. Upon the institution of any claim, action, suit or proceeding against such person, immediate written notice shall be given to the Company and the Company shall, at its sole expense, defend the same.

SUBJECT TO SECTION IV. ABOVE, THE COMMITTEE RESERVES THE RIGHT IN ITS SOLE AND ABSOLUTE DISCRETION TO REVISE, SUPPLEMENT, OR DISCONTINUE ALL OR PART OF THIS INCENTIVE PROGRAM AT ANY TIME DURING THE CURRENT OR FUTURE PROGRAM YEARS WITHOUT NOTICE. FURTHERMORE, ALL DECISIONS OF THE COMMITTEE IN REGARD TO INTERPRETATION, APPLICATION, AND ANY OTHER MATTER RELATED TO THIS INCENTIVE PROGRAM SHALL BE FINAL AND NOT SUBJECT TO APPEAL OR REVIEW FOR ANY PURPOSE WHATSOEVER.

All expenses and costs in connection with the operation of the Program shall be borne by the Company.

VOTE BY TELEPHONE OR INTERNET

QUICK *** EASY *** IMMEDIATE

You can now vote your shares electronically through the Internet or the telephone. This eliminates the need to return the proxy card.

Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

TO VOTE YOUR PROXY BY INTERNET www.continentalstock.com

Have your proxy card in hand when you access the above website. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.

TO VOTE YOUR PROXY BY MAIL

Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.

TO VOTE YOUR PROXY BY PHONE

1-800-293-8533

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter the company number, proxy number and account number. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE BELOW CARD IF VOTED ELECTRONICALLY

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY BY MAIL DENNY’S CORPORATION Please mark

203 East Main Street your votes

like this

Spartanburg, SC 29319

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1, 2 and 3.

• The Board of Directors recommends a vote FOR Items 1, 2 and 3.

• To elect seven (7) directors WITHHELD Nominees: FOR FOR ALL

01 Vera K. Farris 05 Elizabeth A. Sanders 02 Vada Hill 06 Donald R. Shepherd 03 Nelson J. Marchioli 07 Debra Smithart-Oglesby 04 Robert E. Marks

WITHHELD FOR: (Write that nominee’s name in the space provided below).

2. A proposal to ratify the Board of Directors’ selection of KPMG LLP as the principal independent auditors of Denny’s Corporation and its subsidiaries for the year 2004.

3. A proposal to approve Denny’s 2004 Incentive Program for employees.

4. To transact such other business as may properly come before the meeting.

YES NO

I agree to access future proxy statements and annual reports over the Internet.

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Access to Denny’s Corporation stockholder account information and other stockholder services are now available on the Internet!

Visit Continental Stock Transfer’s website at

www.continentalstock.com

for their new Internet Stockholder Service -ContinentaLink

Through this new service, stockholders can select a Personal Identification Number or “PIN” to secure access to personal stockholder records. With a PIN, stockholders can change addresses, receive electronic forms, and view account transaction history and dividend history.

To access this new service, visit the website listed above. From the home page, select ContinentaLink Full Service. From there, you can either Test Drive the service (choose “Test Drive” button) or you can Sign-Up (choose “Sign-Up” button). If you choose to sign-up, enter your taxpayer identification number or social security number as your ID Number. Your personal Security Code can be found on the reverse side of this card in the bottom left corner. Enter any four alphanumeric characters you would like to use for your PIN. Re-enter the same PIN in the PIN Verification field. Your PIN will be activated overnight, and you will be able to access your stockholder records the following day.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY BY MAIL

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

DENNY’S CORPORATION

The undersigned hereby appoints Robert E. Marks and Nelson J. Marchioli as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the other side, all the shares of the Common Stock of Denny’s Corporation held of record by the undersigned on April 13, 2004 at the Annual Meeting of Stockholders to be held on May 27, 2004 or any adjournment thereof.

(Continued, and to be marked, dated and signed on the other side.)

VOTE BY TELEPHONE OR INTERNET

QUICK *** EASY *** IMMEDIATE

You can now vote your shares electronically through the Internet or the telephone. This eliminates the need to return the proxy card.

Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

TO VOTE YOUR PROXY BY INTERNET www.continentalstock.com

Have your proxy card in hand when you access the above website. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.

TO VOTE YOUR PROXY BY MAIL

Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.

TO VOTE YOUR PROXY BY PHONE

1-800-293-8533

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter the company number, proxy number and account number. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE BELOW CARD IF VOTED ELECTRONICALLY

PROXY BY MAIL

DENNY’S CORPORATION

203 East Main Street Spartanburg, SC 29319

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

YOUR SHARES WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED OR IF YOUR PROXY IS NOT PROPERLY COMPLETED AND RECEIVED BY MAY 24, 2004, YOUR SHARES WILL BE VOTED BY THE PLAN TRUSTEE

“FOR” PROPOSALS 1, 2 and 3.

Please mark your votes like this

• The Board of Directors recommends a vote FOR Items 1, 2 and 3.

• To elect seven (7) directors Nominees:

• Vera K. Farris 05 Elizabeth A. Sanders

• Vada Hill 06 Donald R. Shepherd

• Nelson J. Marchioli 07 Debra Smithart-Oglesby

• Robert E. Marks

• WITHHELD FOR: (Write that nominee’s name in the space provided below).

WITHHELD FOR FOR ALL

2. A proposal to ratify the Board of Directors’ selection of KPMG LLP as the principal independent auditors of Denny’s Corporation and its subsidiaries for the year 2004.

3. A proposal to approve Denny’s 2004 Incentive Program for employees.

4. To transact such other business as may properly come before the meeting.

YES NO

I agree to access future proxy statements and annual reports over the Internet.

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

THIS AREA INTENTIONALLY LEFT BLANK

PROXY BY MAIL

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

DENNY’S CORPORATION

The undersigned hereby appoints Robert E. Marks and Nelson J. Marchioli as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the other side, all the shares of the Common Stock of Denny’s Corporation held of record by the undersigned on April 13, 2004 at the Annual Meeting of Stockholders to be held on May 27, 2004 or any adjournment thereof.

(Continued, and to be marked, dated and signed on the other side.)